Exhibit 99.2

ActiveCare Provides Revenue Projections of Approximately $11 Million For Next 12 Months

Orem, Utah, August 25, 2014—ActiveCare Inc. (ACAR), a leader in diabetes monitoring and wellness services for self-insured employers nationwide, today provided a published report of revenue projections and a strategic business plan that details ActiveCare’s vision for the next twelve months.

“We are pleased to provide revenue projections of approximately $11 million over the next twelve months as we have now secured signed contracts with over 100 corporate clients for our diabetes solution,” stated David Derrick, CEO of ActiveCare. “We continue to expand our sales efforts into the northeast and southwest regions of the U.S. and expect to sign additional larger contracts throughout the remainder of the year.  In the next 12 months we are forecasting to add 20,000 individuals on the ActiveCare diabetes solution. We are focused on attracting both large and small employers who are searching for ways to mitigate the growing costs of healthcare and improve the quality of that care. Our recent contracts combined with our growing sales pipelines have positioned us to achieve strong revenue growth in the coming year.”

Highlights from Published Report:
•	ActiveCare is now servicing over 100 corporate clients.
•	Plans are in place to increase product offerings to include, products and services to monitor additional chronic illnesses.
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ActiveCare has contracts with key partners who combined manage over 150,000 diabetic members.  These partners are expected to implement our solutions to more of their diabetic population over the next 12 to 18 months.

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ActiveCare has engaged Earl Hurst to assist the Company with building and deploying a national sales organization, as well as support the executive team with other business initiatives related to the Company.  Earl has spent 29 years in executive sales and marketing positions with various health care companies.  He previously served as Market President of Humana Utah and was an Executive Vice President of Fred A. Morton & Company, one of the largest health insurance brokers in the intermountain states.

For the full report please go to www.activecare.com/downloads/Company_Report.pdf

About ActiveCare

ActiveCare, Inc. provides patented diabetes monitoring and wellness solutions that increase visibility, lower costs and provide real-time care for members resulting in improved outcomes. Utilizing state-of-the-art meters with embedded cellular technology, trained CareSpecialists can intervene in real-time and provide members with the support needed to control their disease 24 hours a day, every day. Headquartered in Orem, Utah and publicly traded on the OTC Bulletin Board under symbol ACAR, ActiveCare's solution is revolutionizing the way employers, individuals and their health plans monitor chronic disease. To learn more about ActiveCare, Inc., visit the website at www.activecare.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, regulatory uncertainty and economic pressure on the healthcare industry in particular, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with assimilating our recent acquisitions. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.